Exhibit 99.1

KULR Technology Group Reports First Quarter 2023 Financial Results

SAN DIEGO / GLOBENEWSWIRE / May 15, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today reported results for the first quarter ended March 31, 2023.

First Quarter 2023 Financial Results

Revenues: In the first quarter ended March 31, 2023, revenue increased to $1.8 million from $0.2 million reported in the same period last year. The 778% year over year revenue increase was primarily due to an increase in product sales and contract services revenues in the quarter.

Cash: As of March 31, 2023, the Company had $7.2 million of cash compared to $10.3 million as of December 31, 2022.

Gross Margins: Gross margin was 37% in the quarter ended March 31, 2023, compared to 39% in the same period last year.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses increased to $5.5 million in the first quarter of 2023 from $3.5 million in the same period last year. The increase in SG&A expenses was primarily due to an increase in marketing and advertising expenses as well as an increase in labor costs to build future capacity for planned revenue growth.

Research and Development (R&D) Expenses: R&D expenses in the first quarter of 2023 increased to $1.4 million from $0.7 million in the same period last year. The increase was primarily due to planned increases in headcount in order to build future capacity, and other R&D initiatives designed to build future revenue growth.

Operating Loss: Loss from operations was $6.3 million for the first quarter of 2023, compared to $4.2 million from the same period last year. The increase in operating loss was primarily driven by increases in R&D and SG&A expenses.

Net Loss: Net loss for the first quarter of 2023 increased to $6.6 million, or a loss of $0.06 per share, compared to a net loss of $4.1 million, or a loss of $0.04 per share from the same period last year.

Management Commentary

“Over the last two years, we have worked very hard to transform KULR from a niche component supplier to NASA and the Department of Defense, to a company with multiple platforms powering the electrification economy,” remarked KULR CEO Michael Mo. “KULR is now solidly a growth stage company. We are focused on the long-term growth and earnings power of KULR."

First Quarter 2023 and Recent Operational Highlights:

•	Awarded a $1.13M U.S. Army contract to develop next generation high-energy battery packs with KULR ONE Design Solutions. KULR is developing a safe, high-energy battery storage platform using next generation silicon anode lithium-ion cells. The Company will utilize the KULR ONE Design Solutions platform to fast track this new design through prototyping phases and into manufacturing readiness for U.S. Army’s advanced aviation applications.
•	Appointed former Goldman Sachs M&A executive Shawn Canter as its new Chief Financial Officer. Mr. Canter is a seasoned corporate executive and board member with over 25 years of experience leading teams in hands-on roles in both institutional and early/growth stage companies bringing solutions to complex situations. He gained significant financial and transactional experience as an executive in M&A at Goldman Sachs and at Bank of America’s investment bank where he also served as Chief Operating Officer of M&A.
•	Opened a new Research and Development center in Texas to accommodate an increasing number of battery development engagements. The new R&D center will spearhead the next phase of KULR's expansion and growth as the facility will be outfitted with state-of-the-art prototyping equipment and tools necessary for an agile engineering team to deliver prototype designs in rapid turnaround.
•	Awarded a patent on the technology behind its SafeCase products. The SafeCase products are designed to mitigate thermal runaway propagation and its catastrophic effects for lithium-ion battery packs of up to 2.5 kWh (kilowatt-hours) per case by utilizing KULR’s patented Thermal Runaway Shield (“TRS”) technology.
•	Secured a NASA contract as the sole provider for an automated cell screening project. KULR's newly completed automated cell screening line continues to add to the design services and thermal management solutions offered by the Company.

Conference Call
The Company has scheduled a conference call for May 15, 2023, at 4:30 p.m. ET to discuss these results. Michael Mo, KULR’s CEO; Keith Cochran, President & COO, and Shawn Canter, CFO, will provide a business update for the Company followed by a question-and-answer period.

To access the call:

Date: Monday, May 15, 2023

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

U.S. dial-in: 855-459-0165

Access Code: 361411

Webcast: Click here to access

Please call the conference telephone number 10 minutes prior to the start time. If you have any difficulty connecting with the conference call, please contact Integrous Communications at 1-877-255-8483.

The conference call will be available for replay here and via the Investor Relations section of KULR’s website.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

Mark Komonoski

Partner

Integrous Communications

Phone: 1-877-255-8483

Email: kulr@integcom.us

Media Relations:

Further PR

Email: press@furtherpr.com